                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                        [ X ]
Filed by a Party other than the Registrant     [   ]
Check the appropriate box:

[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission only (as permitted by Rule
       14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         TOLLGRADE COMMUNICATIONS, INC.
            --------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
  ----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

       [ X ]    No fee required.
       [   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
                0-11.
                1)      Title of each class of securities to which transaction
                        applies:
                        ------------------------------------------------------------
                2)      Aggregate number of securities to which transaction applies:
                        ------------------------------------------------------------
                3)      Per unit price or other underlying value of transaction
                        computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                        ------------------------------------------------------------
                4)      Proposed maximum aggregate value of transaction:
                        ------------------------------------------------------------
                5)      Total fee paid:
                        ------------------------------------------------------------
       [   ]    Fee paid previously with preliminary materials.
       [   ]    Check box if any part of the fee is offset as provided by Exchange
                Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by
                registration statement number, or the Form or Schedule and the date of its filing.
                1)      Amount Previously Paid:
                        ------------------------------------------------------------
                2)      Form, Schedule or Registration Statement No.:
                        ------------------------------------------------------------
                3)      Filing Party:
                        ------------------------------------------------------------
                4)      Date Filed:
                        ------------------------------------------------------------

                              [TOLLGRADE(R) LOGO]

                         TOLLGRADE COMMUNICATIONS, INC.
                  493 NIXON ROAD, CHESWICK, PENNSYLVANIA 15024
                                 MARCH 27, 2000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 4, 2000



To The Shareholders of Tollgrade Communications, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of TOLLGRADE COMMUNICATIONS, INC. (the "Company") will be held at The Syria Mosque, 1877 Shriners Way, Cheswick, PA 15024, on Thursday, May 4, 2000 at 3:00 p.m., local time, for the purpose of considering and acting upon the following:

(1) The election by the holders of the Common Stock of the Company of two directors to serve for a three-year term or until their respective successors shall have been elected and shall have qualified.

(2) Amendment of the Company's Articles of Incorporation (the "Articles") to increase the number of shares of Common Stock authorized for issuance by the Company to fifty million shares.

(3) Ratification of appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal year 2000.

(4)      Such other matters as may properly be brought before the meeting.

The close of business on March 10, 2000 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at said meeting.

You will find enclosed a proxy card which should be completed and returned in order to vote all Common Stock which you hold. The Company's 1999 Annual Report to Shareholders is also enclosed.

You are cordially invited to attend the Annual Meeting of Shareholders. Whether or not you plan to attend the meeting, we urge you to please sign, date and promptly return the enclosed proxy card in the enclosed postage paid envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum be assured at the Annual Meeting.

By Order of the Board of Directors,


/s/ Sara M. Antol

Sara M. Antol
Chief Counsel and Corporate Secretary

                         TOLLGRADE COMMUNICATIONS, INC.
                          Cheswick, Pennsylvania 15024

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                   May 4, 2000

The solicitation of the proxy or proxies enclosed with this proxy statement is made on behalf of the Board of Directors of Tollgrade Communications, Inc. (the "Company"), 493 Nixon Road, Cheswick, Pennsylvania 15024, for the Annual Meeting of Shareholders to be held on May 4, 2000 at 3:00 p.m. at The Syria Mosque, 1877 Shriners Way, Cheswick PA 15024. It is expected that this proxy statement and proxies will be mailed to shareholders on or about March 27, 2000.

As of the close of business on March 10, 2000 (the "Record Date"), the Company had 12,737,670 outstanding shares of Common Stock (reflecting the two-for-one split of the Company's Common Stock approved by the Board of Directors for all holders of record of the Company's Common Stock as of February 28, 2000 and distributed to the shareholders on March 20, 2000.) Holders of Common Stock of record at the close of business on the Record Date are entitled to notice of, and to vote on all matters that may properly come before, the Annual Meeting. Each share of the Company's Common Stock entitles the holder thereof to one vote on all matters submitted to the shareholders. Under the Company's Articles, the shareholders do not have cumulative voting rights in the election of directors. The presence in person or by proxy of shareholders entitled to cast at least a majority of all votes entitled to be cast at such meeting shall constitute a quorum.

The proxy solicited hereby may be revoked at any time before its exercise by giving notice of revocation to the Secretary of the Company or by executing and delivering a proxy bearing a later date or by attending and voting at the Annual Meeting of Shareholders or any adjournment thereof. Unrevoked proxies will be voted at the meeting in accordance with the specifications made thereon, but in the absence of such specifications will be voted FOR each proposal. Unsigned and undated proxies will not be voted.

           STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

MANAGEMENT

The following table sets forth certain information as to the beneficial ownership of the Company's Common Stock as of January 31, 2000 by (i) each director and nominee, (ii) each of the executive officers named in the Summary Compensation Table included elsewhere in this Proxy Statement and (iii) all directors and executive officers as a group. The information in the table concerning beneficial ownership is based upon information furnished to the Company by or on behalf of the persons named in the table.


-------------------------------------------------------------------------------------------------------
NAME                            AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)(2)         PERCENT(3)
-------------------------------------------------------------------------------------------------------
Christian L. Allison                          398,522     (4)(5)                              3%
James J. Barnes                                25,200     (2)                                  *
Daniel P. Barry                                50,000     (4)                                  *
Robert L. Cornelia                             70,328     (4)                                  *
David S. Egan                                  25,450     (4)                                  *
Rocco L. Flaminio                              91,690     (4)(5)                               *
Richard H. Heibel                             353,104     (4)(5)                              3%
Robert W. Kampmeinert                          67,000     (4)(6)                               *
Samuel C. Knoch                                70,000     (4)                                  *
Mark B. Peterson                               40,000     (4)                                  *
All directors and executive
  officers as a group (18 persons)          1,414,618                                        10%

*  Less than 1%.

(1) Under regulations of the Securities and Exchange Commission (the "SEC"), a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each person has sole voting power and sole investment power as to all shares listed opposite his name.

(2) All share information reflects the two-for-one split of the Company's stock approved by the Board of Directors for all holders of record of the Company's common stock as of February 28, 2000, and distributed to the shareholders on March 20, 2000.

(3)      Reflects percentages calculated on outstanding shares as of the Record
         Date.

(4) Includes options which are currently exercisable or exercisable within 60 days of January 31, 2000, issued to the following persons for the following amounts: Mr. Christian L. Allison, 257,722; Mr. Barnes, 24,000; Mr. Barry, 44,000; Mr. Cornelia, 70,328; Mr. Egan, 24,000; Mr.
         Flaminio, 51,690; Dr. Heibel, 104,100; Mr. Kampmeinert, 44,000; Mr. Knoch, 70,000; Mr. Peterson, 40,000; and all directors and executive officers as a group, 944,458.

(5) Includes shares held by the spouses of the following persons in the following amounts: Mr. Allison, 1,800 shares; Mr. Flaminio, 40,000 shares; Dr. Heibel, 143,038; and all directors and executive officers as a group, 184,838 shares. Such persons share voting and dispositive power with their spouses, except Mr. Allison, as to which shares Mr. Allison has no voting or dispositive power and disclaims beneficial ownership.

(6) Includes 21,000 shares held by Parker/Hunter Incorporated, of which Mr. Kampmeinert is Chairman and Chief Executive Officer, as to which shares Mr. Kampmeinert shares voting and dispositive power.

OTHER BENEFICIAL OWNERS

Information with respect to the only other persons known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of the close of business on December 31, 1999 is as follows:

-------------------------------------------------------------------------------------------------------------
NAME                                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)          PERCENT (2)
-------------------------------------------------------------------------------------------------------------
FMR Corp.                                             1,567,400 (3)                               12%
82 Devonshire Street
Boston, MA  02109

Investment Advisors, Inc.                               809,800 (4)                                6%
501 Second Avenue South
Suite 3500
Minneapolis, MN  55402

Frontier Capital Management Company                     836,760 (5)                                7%
99 Summer Street
19th Floor
Boston, MA  02110

(1) All share information reflects the two-for-one split of the Company's stock approved by the Board of Directors for all holders of record of the Company's common stock as of February 28, 2000, and distributed to the shareholders on March 20, 2000.

(2)      Reflects percentages calculated on outstanding shares as of the Record
         Date.

(3) FMR Corp. is a parent holding company of Fidelity Management & Research Company, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 which acts as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Fidelity Management & Research Company was the beneficial owner of 1,040,400 shares of the Company's stock. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., was the beneficial owner of 527,000 shares of the Company's stock as a result of serving as an investment manager for individual accounts. The beneficial ownership of the Company's shares arises in the context of passive investment activities only, by various accounts managed by the Fidelity companies and their affiliates on a discretionary basis.

(4) Shares held by Investment Advisors, Inc. ("IAI") for the benefit of separately managed accounts. IAI has sole investment power over 809,800 shares and sole voting power over 581,800 shares. On February 15, 2000, IAI filed an amendment to Schedule 13G with the Securities and Exchange Commission indicating its ownership fell below 5% as of that date.

(5) Information taken solely from a Schedule 13G filed with the Securities and Exchange Commission by Frontier Capital Management Company on February 15, 2000, reflecting ownership as of December 31, 1999.


                              ELECTION OF DIRECTORS

Two directors will be elected for a three-year term expiring on the date of the Annual Meeting of Shareholders to be held in 2003 or until their respective successors shall have qualified. The Nominating Committee of the Board of Directors has nominated for election, and the persons named in the enclosed proxy intend to vote for, the nominees whose names appear below. Although it is expected that such nominees will be available for election, if any of them becomes unable or is unwilling to serve at the time the election occurs, it is intended that shares represented by proxies will be voted for the election of the other nominees named and such substituted nominees, if any, as shall be designated by the Company's Board of Directors.

The following table sets forth certain information regarding the nominees and the continuing directors as of the Record Date. Except as otherwise indicated, each nominee and director has held the principal occupation listed or another executive position with the same entity for at least the past five years.

NAME                                    DIRECTOR SINCE          PRINCIPAL OCCUPATION; OTHER DIRECTORSHIPS; AGE
------------------------------------------------------------------------------------------------------------------------------------
Nominees for a term expiring in 2003:


James J. Barnes                              1997               Shareholder and attorney at Buchanan Ingersoll a Professional
                                                                Corporation; Member of the Compensation Committee and the Nominating
                                                                Committee; Age 38.

Rocco L. Flaminio                            1995               Vice Chairman and Chief Technology Officer; Age 75.


------------------------------------------------------------------------------------------------------------------------------------
Continuing directors with a term expiring in 2001:


Richard M. Heibel, M.D.                      1996               Retired in September 1996; prior thereto Cardiologist with
                                                                Consultants in Cardiology, Inc.; Member of the Audit Committee, the
                                                                Compensation Committee and the Investment Committee; Age 53.

Robert W. Kampmeinert                        1995               Chairman, President, Chief Executive Officer and Director,
                                                                Parker/Hunter Incorporated (investment banking firm); Director of
                                                                Tuscarora Incorporated; Member of the Audit Committee, the
                                                                Nominating Committee, the Compensation Committee and the Investment
                                                                Committee; Age 56.


------------------------------------------------------------------------------------------------------------------------------------
Continuing directors with a term expiring in 2002:


Christian L. Allison                         1992               Chairman of the Board since April, 1998; Chief Executive Officer since September 1995; also Treasurer from May 1992 until April 1997;
                                                                also Secretary from May 1992 until April 1996; President since
                                                                October 1993; Member of the Nominating Committee; Age 39.

Daniel P. Barry                              1995               Private investor; director of AMSCO International, Inc.
                                                                (manufacturer of medical equipment) from January 1990 until May 1996 and Vice Chairman from July 1995 until May 1996; President and Chief
                                                                Executive Officer of AMSCO from October 1994 until July 1995;
                                                                Director of Respironics, Inc.; Member of the Audit Committee and the
                                                                Compensation Committee; Age 52.

David S. Egan                                1998               President, Egan/St. James, Inc., an EPB partner company, since
                                                                September 1999; prior thereto, President, Ketchum Advertising;
                                                                Member of the Investment Committee; Age 43.

VOTE REQUIRED

Only affirmative votes are counted in the election of directors. The two nominees for election as directors at the Annual Meeting who receive the highest number of votes cast for the election of directors by the holders of the Company's Common Stock present in person or voting by proxy, a quorum being present, will be elected as directors.

BOARD AND COMMITTEE MEETINGS

During 1999 there were ten meetings of the Company's Board of Directors. All directors attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board of which they were members held during their respective terms as directors.

The Audit Committee recommends to the Board the engagement of independent public accountants to audit the financial statements of the Company, reviews the proposed scope and results of the audit, and reviews the scope, adequacy and results of the Company's internal audit and control procedures. The Audit Committee held three meetings in 1999.

The Compensation Committee reviews and makes recommendations to the Board on salary, incentive compensation practices and benefit programs for the compensation of the Chief Executive Officer and other key employees, and recommends to the Board the amount and method of compensation of the Board members. In order to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company has a subcommittee of the Compensation Committee called the Stock Compensation Subcommittee (which does not include Mr. Kampmeinert or Mr. Barnes) which administers the Company's 1995 Long-Term Incentive Compensation Plan and 1998 Employee Incentive Compensation Plan as to employees. The Compensation Committee held six meetings in 1999.

The Nominating Committee recommends to the Board nominees to fill Board vacancies and the membership of the committees of the Board when a vacancy occurs through retirement or otherwise. Section 3.17of the Company's By-Laws, a copy of which is available from the Secretary of the Company, sets forth procedures by which shareholders may recommend candidates to the Nominating Committee for election as directors. The Nominating Committee held one meeting in 1999.

The Investment Committee is responsible for overseeing the management of the Company's investments. The Investment Committee held one meeting in 1999.

COMPENSATION OF DIRECTORS

Non-employee directors receive an annual retainer of $10,000, a fee of $750 for attendance at each Board of Directors meeting and a fee of $500 for attendance at each committee meeting.

Pursuant to amendments to the Company's 1995 Long Term Incentive Compensation Plan, approved by the shareholders on April 22, 1997, the Board is permitted to make grants and awards under the Plan from time to time to non-employee directors.

During 1999, the Board made nonstatutory stock option grants pursuant to the Company's 1995 Long-Term Incentive Compensation Plan in the amount of 10,000 shares (post-split) each to non-employee directors Robert W. Kampmeinert, James
J. Barnes, Daniel P. Barry, David S. Egan and Dr. Richard H. Heibel. These option grants were made with an exercise price equal to the fair market value of the Company's Common Stock at the date of grant, were immediately exercisable and remain outstanding for a period of ten years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Kampmeinert is the President of Parker/Hunter Incorporated, which has been paid fees for services rendered. Mr. Barnes is a partner in the law firm Buchanan Ingersoll, a Professional Corporation, which has been paid fees for services rendered. See the disclosure provided under "Compensation Committee Interlocks and Insider Participation."

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth certain information regarding compensation received by the Chief Executive Officer and the four remaining most highly compensated executive officers of the Company as of December 31, 1999:

SUMMARY COMPENSATION TABLE


------------------------------------------------------------------------------------------------------------------------
                                                                             LONG-TERM COMPENSATION AWARDS

                            ANNUAL COMPENSATION                RESTRICTED STOCK  SECURITIES UNDERLYING     ALL OTHER
NAME/PRINCIPAL POSITION      YEAR   SALARY ($)    BONUS($)(1)       AWARDS($)        OPTIONS(#)(2)      COMPENSATION($)
------------------------------------------------------------------------------------------------------------------------
Christian L. Allison         1999   $200,000       $200,000            --                     --              --
  Chief Executive Officer    1998    193,000         45,495            --                100,000              --
                             1997    180,300         96,500            --                 70,000              --

Robert L. Cornelia           1999    117,970         61,932            --                     --              --
  Executive V.P.,            1998    112,350         19,661            --                 50,000              --
  Operations                 1997    105,600         36,750            --                     --              --

Rocco L. Flaminio            1999    110,249         57,881            --                     --              --
  Vice Chairman,             1998    105,000         18,375            --                 22,000              --
   Chief Technology Officer  1997    100,000         35,000            --                     --              --

Samuel C. Knoch              1999    120,210         63,113            --                     --              --
  Chief Financial Officer    1998    114,490         20,036            --                 50,000              --
  and Treasurer              1997    106,800         37,450            --                     --              --

Mark B. Peterson             1999    226,275 (3)     92,544            --                 30,000              --
  Executive V.P.,            1998    178,116 (3)         --            --                 50,000              --
  Sales and Marketing        1997     31,730 (4)     20,000 (5)        --                 20,000              --

(1) The cash bonuses, which were awarded in accordance with the Company's Management Incentive Compensation Plan, were paid to the executive officers following the end of each fiscal year.

(2) All share information reflects the two-for-one split of the Company's stock approved by the Board of Directors for all holders of record of the Company's common stock as of February 28, 2000, and distributed to the shareholders on March 20, 2000.

(3) Includes $50,000 in commissions paid to Mr. Peterson under the Company's sales commission programs for 1999, which was paid to Mr. Peterson following the end of the year, and $26,002 in commissions paid to Mr. Peterson in 1998.

(4) Mr. Peterson became an employee of the Company on October 6, 1997 and this figure represents salary for the period from such date through the end of the fiscal year.

(5) Represents a signing bonus paid to Mr. Peterson upon start of employment.

OPTION GRANTS

The following table sets forth information concerning stock option grants made during 1999 to the persons named in the Summary Compensation Table:

                                                    OPTIONS GRANTED IN 1999
------------------------------------------------------------------------------------------------------------------------------
                                  INDIVIDUAL  GRANTS                                             POTENTIAL REALIZABLE VALUE OF
                      ----------------------------------------                                   ASSUMED ANNUAL RATES OF STOCK
                      NO. OF SECURITIES    % OF TOTAL OPTIONS                                      PRICE FOR OPTION TERM (3)
                      UNDERLYING OPTIONS  GRANTED TO EMPLOYEES   EXERCISE PRICE/    EXPIRATION   -----------------------------
NAME                   GRANTED(#)(1)(2)         IN 1999          SHARE ($/SH)(2)       DATE            5%           10%
------------------------------------------------------------------------------------------------------------------------------
Christian L. Allison          --                   --                   --                --             --            --
Robert L. Cornelia            --                   --                   --                --             --            --
Rocco L. Flaminio             --                   --                   --                --             --            --
Samuel C. Knoch               --                   --                   --                --             --            --
Mark B. Peterson          30,000 (4)              6.9%             $7.6875           6/22/09       $145,039      $367,556

(1) Options were granted pursuant to the 1995 Long-Term Incentive Compensation Plan. The exercise price per share was equal to the fair market value of the Company's Common Stock on the date of grant, as calculated in accordance with the Plan. Fair market value is the mean of the high and low sales prices of the Company's Common Stock on the date of grant on the NASDAQ National Market System as reported in The Wall Street Journal. The exercise price may be paid in cash, in shares of Common Stock or in any combination of cash and such shares.

(2) All share and exercise price information reflects the two-for-one split of the Company's stock approved by the Board of Directors for all holders of record of the Company's common stock as of February 28, 2000, and distributed to the shareholders on March 20, 2000.

(3) The 5% and 10% assumed annual rates of stock price appreciation do not reflect actual changes in the fair market value of the Company's Common Stock since the date of grant. The information in the table is provided in accordance with the rules of the SEC regarding the disclosure of compensation of executive officers. The information is not intended to forecast possible future stock price appreciation, if any.

(4) Options are first exercisable in three equal installments on June 22, 1999, June 22, 2000 and June 22, 2001.

OPTION EXERCISES AND VALUES

The following table sets forth information concerning option exercises made during 1999 and the value of unexercised options as of December 31, 1999 for the persons named in the Summary Compensation Table:

                                 AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES (1)
------------------------------------------------------------------------------------------------------------------------------------
                                                         NUMBER OF SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS
                     SHARES ACQUIRED      VALUE         UNEXERCISED OPTIONS AT 12/31/99(#)         AT DECEMBER 31, 1999($)(3)
NAME                  AT EXERCISE(#)  REALIZED($)(2)        EXERCISABLE   UNEXERCISABLE            EXERCISABLE  UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------------
Christian L. Allison         --                --             257,722         33,332               $2,136,748     $322,278
Robert L. Cornelia           --                --              83,662         16,666                  574,269      146,453
Rocco L. Flaminio            --                --              48,358          7,332                  327,470       63,531
Samuel C. Knoch              --                --              63,334         16,666                  450,421      146,453
Mark B. Peterson          5,000           $26,562              58,334         36,666                  450,109      337,703

(1) All share information reflects the two-for-one split of the Company's stock approved by the Board of Directors for all holders of record of the Company's common stock as of February 28, 2000, and distributed to the shareholders on March 20, 2000.

(2) The value realized is the difference between the aggregate fair market value of the shares acquired upon exercise and the aggregate exercise price.

(3) The value of unexercised in-the-money stock options is the difference between aggregate fair market value of shares covered by stock options with an exercise price less than fair market value at December 31, 1999 and the aggregate exercise price of such stock options.

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, including this Proxy Statement in whole or in part, the following report and the Stock Performance Graph appearing elsewhere in this Proxy Statement shall not be incorporated by reference into any such filings.

REPORT ON EXECUTIVE COMPENSATION

The Company's compensation program for its executive officers is administered by the Compensation Committee, all of the members of which are non-employee directors. In 1999, the members of the Company's Compensation Committee were James J. Barnes, Daniel P. Barry, Robert W. Kampmeinert and Dr. Richard H. Heibel. Mr. Kampmeinert served as the Chairman of the Compensation Committee during 1999. The following report, which is being submitted over the names of the current members of the Compensation Committee, addresses the Company's compensation policies for 1999 as they affected the Company's executive officers, including the Chief Executive Officer and the other individuals named in the Summary Compensation Table.

COMPENSATION PHILOSOPHY

The Company's compensation philosophy is designed to attract and retain key employees, including the executive officers, of outstanding ability, to motivate employees to perform to the full extent of their abilities, to ensure compensation is competitive with other leading companies in the Company's industry and with companies of similar size, to reward employees for corporate, group and individual performance and to align the compensation of executive officers with the creation of long-term shareholder value.

COMPENSATION OF EXECUTIVE OFFICERS

Base Salary. The Company's compensation program for 1999 consisted of base salary and bonus. The Company utilized a performance -based standard to determine 1999 executive officer salary increases from the 1998 base levels, pursuant to which the executive officers each merited a 5% salary increase. The 1999 salaries for executive officers, other than the Chief Executive Officer, were determined by the Chief Executive Officer and approved by the Compensation Committee.

Bonuses. Cash bonuses were paid to the executive officers of the Company for 1999 performance pursuant to the Company's Management Incentive Compensation Plan ("MICP"). The MICP is administered by the Compensation Committee. The MICP is applicable to the Chief Executive Officer and all other executive officers. The objectives of the MICP are to: (i) increase the growth and profitability of the Company in a manner which is consistent with the goals of the Company, its shareholders and its employees; (ii) provide executive compensation which is competitive with other high-tech companies and provide the potential for payment of meaningful cash awards; (iii) attract and retain personnel of outstanding ability and encourage excellence in the performance of individual responsibilities; and (iv) motivate and reward those members of management who contribute to the success of the Company. Awards made under the MICP are based upon certain Company performance objectives, taking into account the effect of the aggregate bonus payment. Individual awards are based 80% on the achievement of Company financial goals and 20% on the achievement of individual goals. All eligible employees are provided with a group designation which determines the percentage of their base salary to be paid as a bonus, provided the performance objectives are met. In December, 1999, the Board of Directors approved, subject to the determination of final financial results, payment of bonuses under the MICP at the level of 110%, as provided under the terms of the MICP if the Company exceeds its financial goals. In January, 2000, the Board approved payment of these bonuses at the level of 150%, rather than 110%, pursuant to certain discretionary provisions of the MICP. The Board approved this discretionary payment based upon the fact that the Company's 1999 financial results were significantly better than the Company's operating plan for the year. The MICP payment for the Chief Executive Officer, as discussed in the Section entitled "Compensation of Chief Executive Officer" below, was decided separately by the Board and was not subject to this discretionary payment. These payments, applicable to the 1999 performance, were paid to the executive officers and other employees following the end of the 1999 fiscal year.

Long-Term Incentive Compensation. Long-term incentive compensation is provided to executive officers through the Company's 1995 Long-Term Incentive Compensation Plan. Pursuant to the 1995 Long-Term Incentive Compensation Plan, awards are based upon executive management's and the Committee's subjective judgment concerning the responsibilities of the individual, the nature and value to the Company of his or her services, his or her present and/or potential contribution to the success of the Company and any other factors deemed relevant. In mid-1999, stock options were granted to Mark B. Peterson based upon outstanding individual performance. No other awards were made to executive officers in 1999.

Stock option grants are intended to tie the interests of the executive officers and other employees to the long-term performance of the Company. Such awards provide an effective incentive for the recipients to increase shareholder value over the long-term.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

In 1999, the compensation for the Chief Executive Officer, Christian L. Allison, consistent with the philosophy of compensation applied to all executive officers, included components of base salary and cash bonus. Mr. Allison's 1999 base salary was determined in accordance with the terms of his employment agreement, which is described elsewhere in this Proxy Statement. In December 1999, the Compensation Committee increased the base salary level payable under this employment agreement, based upon individual and Company performance in 1999. In determining the level of increase in base salary payable to the Chief Executive Officer, the Committee increased Mr. Allison's salary by 50% based upon significant Company performance and individual performance.

The Committee also approved, in January, 2000, based upon 1999 performance, payment to Mr. Allison, in addition to the 110% level bonus approved by the Board at its December, 1999 meeting as described above, an additional cash bonus under certain discretionary provisions of the MICP in the amount of $101,000, to reward Mr. Allison for significant individual and Company performance. This payment, applicable to 1999 performance, was paid to Mr. Allison following the end of the 1999 fiscal year.

TAX POLICY

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows the Company's federal income tax deductions for compensation paid to the Chief Executive Officer and any of the other four highest compensated executive officers in excess of $1 million each in any taxable year, subject to certain exceptions. One exception involves compensation paid pursuant to shareholder-approved compensation plans that are performance-based. The Company's 1995 Long Term Incentive Compensation Plan is structured to permit grants of stock options and certain other awards under such Plan to be eligible for this performance-based exception (so that compensation upon exercise of such options or receipt of such awards, as the case may be, should be deductible under the Code). Payments of cash compensation to executives (and certain other benefits which could be awarded under the Plan, such as restricted stock) are not at present eligible for this performance-based exception, although the value of such payments and awards, when combined with other includable compensation, is well below the $1 million limit. The Committee has taken and intends to continue to take whatever actions are necessary to minimize, if not eliminate, the Company's non-deductible compensation expense, while maintaining, to the extent possible, the flexibility which the Committee believes to be an important element of the Company's executive compensation program.

James J. Barnes
Daniel P. Barry
Dr. Richard H. Heibel
Robert W. Kampmeinert

EMPLOYMENT AGREEMENT

Christian L. Allison is employed pursuant to an employment agreement, as amended, with the Company dated December 13, 1995. Such agreement, as amended, provides for a base annual salary of $300,000, with such increases as the Compensation Committee may determine. Mr. Allison is entitled to receive annual bonuses based upon the achievement of performance objectives established by the Compensation Committee. The agreement had an initial term of two years and is automatically extended for successive additional terms of one year, unless terminated by either the Company or the employee. In December, 1999, the Board of Directors increased the base salary under the agreement from $200,000 to $300,000. The agreement provides for certain severance payments upon termination of employment. Such payments vary depending upon whether a "change in control" of the Company (as defined below) has occurred. If, within six months prior to a change in control or three years after a change in control, the employee's employment is terminated by the Company for any reason other than "for cause" (as defined in the agreements), or is terminated by the employee after a change in control "for good reason" (as defined in the agreements), the employee is entitled to a severance payment of a maximum of three times the sum of (i) the employee's annual base salary at the time of termination or change in control plus (ii) the average annual cash award received by the employee as incentive compensation or bonus for the two calendar years preceding the time of termination or change in control.

If, absent a change in control, the employee's employment is terminated by the Company for any reason other than for cause, the employee is entitled to a severance payment of a maximum of two times the sum of (i) the employee's annual base salary at the time of termination plus (ii) the average annual cash award received by the employee as incentive compensation or bonus for the two calendar years preceding the time of termination.

If the employee's employment is terminated at the end of any term of the agreement by the Company upon giving notice at least six months prior to the end of the then term of the agreement, the Company is required to pay to the employee a severance amount of two times base salary plus bonus (if no change in control has occurred) or three times base salary plus bonus (if a change in control has occurred).

If the employee's employment is terminated by the Company for cause, by the employee other than for good reason after a change in control, or as a result of the employee's death, disability or retirement, no severance payment is due.

As used in the employment agreement, "change in control" means the determination (which may be made effective as of a particular date specified by the Board) by the Board that a change in control has occurred, or is about to occur. Such a change does not include, however, a restructuring, reorganization, merger, or other change in capitalization in which the persons who own an interest in the Company as of the date of the employment agreements maintain more than a 65% interest in the resultant entity. Regardless of the Board's vote or whether or not the Board votes, a change in control will be deemed to have occurred as of the first day any one or more of the following subparagraphs is satisfied:

(i) Any person (other than the person in control of the Company as of the date of the employment agreement, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the stock of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 35% of the combined voting power of the Company's then outstanding securities; or

(ii)     The shareholders of the Company approve:

         (a)      A plan of complete liquidation of the Company; or

         (b) An agreement for the sale or disposition of all or substantially all of the Company's assets; or

         (c) A merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 65% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

However, in no event will a change in control be deemed to have occurred with respect to the executive if the employee is part of a purchasing group which consummates the change in control transaction.

CHANGE IN CONTROL AGREEMENTS

The Company has entered into change in control agreements with each of its executive officers. These agreements are not employment agreements and do not guarantee the continuation of employment for any particular period of time. Each agreement provides for certain severance payments to the executive officers upon termination of employment as a result of a change in control of the Company. If within six months prior to a change in control or three years after a change in control, the executive officer's employment is terminated by the Company after a change in control "for good reason" (as defined in the agreements), the executive officer is entitled to a severance payment of a maximum of two times the sum of (i) the executive officer's annual base salary at the time of the change in control, plus (ii) the average annual cash award received by the executive officer as incentive compensation or bonus for the two calendar years preceding the time of termination or change in control. As used in these agreements, "change in control" is defined the same way as such term is used in the employment agreement with Mr. Allison, as described above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Robert W. Kampmeinert, a director of the Company and a member of the Compensation Committee, is Chairman and Chief Executive Officer of Parker/Hunter Incorporated, an investment banking firm. Parker/Hunter has performed investment banking services on behalf of the Company during 1999 and it is expected that the Company will continue to utilize Parker/Hunter's services during 2000. James Barnes, a director of the Company and a member of the Compensation Committee, is a shareholder with the law firm of Buchanan Ingersoll, a Professional Corporation, which has performed legal services on behalf of the Company in the past. The Company may utilize the services of Buchanan Ingersoll in 2000.

SHAREHOLDER RETURN  PERFORMANCE GRAPH

The following line graph compares percentage changes in the cumulative total return on the Company's Common Stock against the cumulative total return of the Standard & Poor's Composite 500 Stock Index and the Nasdaq Telecommunications Index (measured in accordance with the rules of the SEC for the period commencing December 29, 1995 and ending December 31, 1999. This graph assumes a $100 investment on December 29, 1995 and assumes the reinvestment of dividends.



                                    [GRAPH]



        AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE
                         The Number Of Authorized Shares

The shareholders are being asked to adopt an amendment to the Company's Articles to increase the number of authorized shares of Common Stock from 25,000,000 to 50,000,000. The text of the amendment is set forth in Exhibit A to this Proxy Statement.

Of the currently available 25,000,000 shares of Common Stock, the Company has outstanding, following the Company's two-for-one split of Common Stock for shareholders of record on February 28, 2000 and as of the Record Date hereof 12,737,670 (post-split) shares of Common Stock, with an additional 2,950,000 (post-split) reserved for issuance under the Company's 1995 Long-Term Incentive Compensation Plan and 1998 Employee Incentive Compensation Plan. The Company believes it is desirable to have the ability to issue additional shares of Common Stock in connection with acquisitions, stock splits and any other corporate transactions that might necessitate the issuance of additional Common Stock promptly, without the delay and expense associated with calling a special meeting of the shareholders for this purpose. At this time, the Company is not involved in the negotiation of any transaction that would require the issuance of additional shares.

The Company's shareholders do not have preemptive rights. As a result, authorized but unissued shares may and will be issued from time to time and at any time upon approval of the Company's Board of Directors, but without further approval by the Company's shareholders. However, under the rules of NASDAQ, no more than 20% of the outstanding shares can be issued in an acquisition transaction without shareholder approval.

Although the proposed amendment is not intended to be an anti-takeover measure, under certain circumstances the additional shares of Common Stock could be used to make any attempt to gain control of the Company or the Board of Directors more difficult or time-consuming. For example, the additional shares of Common Stock could be privately placed (with or without an option to repurchase) with purchasers who might side with the Board in opposing a hostile takeover bid.

The Amendment to increase the authorized Common Stock might be considered to have the effect of discouraging a takeover attempt by another person or entity, since the issuance of the additional shares of Common Stock could be used to dilute the stock ownership of a person or entity seeking to obtain control and to increase the cost to a person or entity seeking to acquire a majority of the voting power of the Company. In such a case, the effect of the additional authorized shares of Common Stock might be (i) to deprive shareholders of an opportunity to sell their stock at a temporarily higher price as a result of a tender offer or the purchase of shares by a person seeking to obtain control of the Company or (ii) to assist incumbent management in retaining control of the Company.

The Board of Directors has proposed and recommends that the shareholders adopt this amendment to the Articles to increase the number of authorized shares of the Company to allow additional flexibility in situations where the issuance of additional shares of Common Stock may be necessary or desirable. The proxies solicited on behalf of the Board will be voted for the amendment to the Company's Articles to increase the authorized number of shares unless otherwise specified. The affirmative vote of a majority of the votes cast in person or by proxy at a meeting in which the holders of at least a majority of the outstanding shares of the Company's Common Stock are present in person or by proxy and voting is required for adoption of the amendment to the Articles.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors of the Company, following the recommendation of the Audit Committee, has appointed the independent auditing firm of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand LLP) to examine the consolidated financial statements of the Company for the 2000 fiscal year. PricewaterhouseCoopers LLP audited the financial statements of the Company for the 1999 fiscal year. Although appointment of independent auditors is not required to be submitted to a vote of the shareholders, the Board believes that the shareholders should participate in the selection of independent auditors through the ratification process. The proxies solicited on behalf of the Board of Directors will be voted for that firm unless otherwise specified.

In the event that the shareholders fail to ratify the appointment, the Board will consider such vote as a recommendation to appoint other independent auditors for the 2001 fiscal year. The Board of Directors expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders and, while such representatives do not currently plan to make a statement at the meeting, they will be available to respond to appropriate questions.

                                 OTHER BUSINESS

The Board of Directors does not know at this time of any other or further business that may come before the Annual Meeting, but, if any such matters should hereafter become known or determined and be properly brought before such meeting for action, the proxy holders will vote upon the same according to their discretion and best judgment.

                            EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, in a limited number of instances, officers, directors and regular employees of the Company may, for no additional compensation, solicit proxies in person or by telephone. The Company may also hire a proxy solicitation firm, the costs of which are not determined at this time but which would be paid by the Company.

                              SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the Company's Proxy Statement for the 2001 Annual Meeting of Shareholders, a proposal submitted by a shareholder for such meeting must be received by the Secretary, Tollgrade Communications, Inc., 493 Nixon Road, Cheswick, Pennsylvania 15024 on or before November 26, 2000.

Section 3.17 of the Bylaws of the Company requires that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing the information specified in such
Section 3.17, so that it is received by the Company not later than the notice deadline determined under such Section 3.17. This notice deadline will generally be 60 days prior to the anniversary date of the Company's Proxy Statement for the Annual Meeting for the previous year, or January 26, 2001 for the Company's Annual Meeting in 2001. Any shareholder proposal received by the Secretary of the Company after January 26, 2001 will be considered untimely under Rule 14a-4(c)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

By Order of the Board of Directors,


/s/ Sara M. Antol

Sara M. Antol
Chief Counsel and Corporate Secretary
March 27, 2000

                                    EXHIBIT A

          PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION

3. CAPITAL STOCK (a) GENERALLY. The authorized capital stock of the corporation shall be: 50,000,000 shares of Common Stock, par value of $.20 per share, and 10,000,000 shares of Preferred Stock, par value of $1.00 per share.



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                                       14
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                                       15

(side 1)

                         TOLLGRADE COMMUNICATIONS, INC.
                       2000 ANNUAL MEETING OF SHAREHOLDERS

The undersigned does hereby appoint Christian L. Allison and Herman Flaminio, or any one of them, Proxies for the undersigned with full power of substitution to vote at the Annual Meeting of the Shareholders of Tollgrade Communications, Inc. (the "Company") to be held May 4, 2000 and at any and all adjournments of said meeting, all the shares of Common Stock of the Company which the undersigned may be entitled to vote.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made this proxy will be voted FOR each proposal.

   This proxy is solicited on behalf of the Board of Directors of the Company.

                                     (over)

                              FOLD AND DETACH HERE

                                (Tollgrade logo)

(side 2)
        ------------------------------------------------------------------------

(right side) Please mark your votes as indicated in this example
(Box with "x" inside)

1. ELECTION OF DIRECTORS FOR A TERM EXPIRING IN 2003: JAMES J. BARNES, ROCCO L. FLAMINIO

FOR all nominees (except as indicated) (box)

WITHHOLD AUTHORITY to vote for all nominees (box)
         INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the names of such nominee(s) in the space provided:


--------------------------------------------------------------------------------

2. Amendments to the Tollgrade Communications, Inc. Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock to 50 million.

FOR (box)
AGAINST (box)
ABSTAIN (box)

3. Ratification of the appointment of PricewaterhouseCoopers, LLP as auditors for the fiscal year ending December 31, 2000.

FOR (box)
AGAINST (box)
ABSTAIN (box)

4. In his discretion, the Proxy is authorized to vote upon such other business as may be properly brought before this meeting.

(box) Check box if you plan to attend meeting.

Please date and sign exactly as name appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, Corporate Official, etc. full title as such should be shown. For joint accounts, each joint owner should sign.

Signature(s)___________________Signature(s)___________________Date________, 2000

                              FOLD AND DETACH HERE

       PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.